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101 East Washington Street
P.O. Box 1488
New Castle, PA 16103-1488
Telephone: (412) 652-8550


                                    FIRST WESTERN
                                    BANCORP, INC.



February 23, 1998 -- Release No. 277

MEDIA:                              INVESTORS:
Robert H. Young                     Robert H. Young
Executive Vice President, CFO       Executive Vice President, CFO
FIRST WESTERN BANCORP, INC.         FIRST WESTERN BANCORP, INC.
(724) 652-8550                      (724) 652-8550
      or                                  or
Tilda Walsh                         William H. Callihan
(412) 762-4954                      (412) 762-8257
PNC BANK, PITTSBURGH                PNC BANK CORP.
      or
Bruce Whitehair
(814) 871-9586
PNC BANK, NORTHWEST PA              FOR IMMEDIATE RELEASE

         FIRST WESTERN BANK TO ACQUIRE 16 PNC BANK BRANCHES IN
                         WESTERN PENNSYLVANIA

      NEW CASTLE, Pa. (February 23, 1998) ( First Western
Bancorp, Inc. (NASDAQ: FWBI) and PNC Bank Corp. (NYSE: PNC) today announced that their banking subsidiaries, First Western Bank, N.A., and PNC Bank, N.A., have reached a definitive agreement for First Western to purchase 16 branches in western Pennsylvania from PNC Bank.

      The agreement includes the acquisition of PNC Bank branch offices, related deposits, consumer loans, small business banking relationships and certain brokerage relationships of the following branches: Farrell, Grove City, Hermitage, Sharon, Transfer and West Middlesex (Mercer County); Beaver, Chippewa, Midland and New Brighton (Beaver County); Ebensburg and Barnesboro (Cambria County); Evans City (Butler County); McDonald (Washington County); Punxsutawney (Jefferson County); and Kiski Valley (Westmoreland County).

      First Western Bank will acquire approximately $415 million in deposits, $71 million in consumer and small business loans and $23 million in brokerage assets, along with related fixed assets, leases, safe deposit business and other agreements. PNC Bank will retain its large corporate, credit card, trust and merchant services and mortgage customers in those areas.

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      While terms of the agreement were not fully disclosed, First
Western indicated that the consideration to be paid will be approximately $58 million for the deposit and brokerage relationships and the right to acquire at book value the loan portfolio and the real estate and related assets of the 16 branches. The transaction, subject to regulatory approval, is expected to be completed by mid-year 1998.

      Under the terms of the agreement, approximately 80 employees of these PNC Bank branches will be offered employment and will become associates of First Western Bank.

      "This is the largest branch banking acquisition in the history of First Western and will contribute significantly to our long-term strength and continuing growth strategy," said Thomas J. O'Shane, president and chief executive officer of First Western Bancorp, Inc. "In terms of market share, First Western will have significantly enhanced its banking presence in the three-county contiguous market area of Lawrence, Mercer and Beaver counties."

      PNC Bank customers can expect the same high level of customer service at First Western, which provides a broad array of financial products at competitive rates and terms. "First Western is committed to continue providing the finest quality products and customer service that our customers in western Pennsylvania have come to expect," O'Shane said.

      In addition, First Western and PNC are part of the MAC network of automated teller machines (ATMs). Both PNC and First
Western customers will enjoy greater convenience by having access to additional ATM machines.

      "This transaction is part of PNC Bank's ongoing efforts to optimize our branch network," said Joe Guyaux, chief executive officer for the Regional Consumer Bank of PNC Bank. "The decision to sell these branches was made after a thorough analysis that determined we had insufficient market share in these localities to produce an appropriate return for our shareholders."

      PNC Bank Corp., headquartered in Pittsburgh, is one of the largest diversified financial services organizations in the United States. Its major businesses include consumer banking, corporate banking, private banking, mortgage banking, secured lending and asset management.

      First Western Bancorp, Inc., with headquarters in New Castle, Pa., and assets of more than $1.7 billion, is parent of First Western Bank, N.A., a full-service bank, and First Western Trust Services Co., a full-service trust company. First Western Insurance Services, Inc. is a subsidiary of First Western Bank. First Western employs more than 650 people and operates 39 financial stores in six Pennsylvania counties (Lawrence, Mercer, Beaver, Butler, Erie and Allegheny) and Ashtabula County in Ohio.

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